Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

The Ultimate Software Group, Inc.:

      We consent to the incorporation by reference (i) in the registration statement (No. 333-107527) on Form S-3 of The Ultimate Software Group, Inc. and (ii) the registration statement (No. 333-91332) on Form S-8 of The Ultimate Software Group, Inc. of our report dated February 2, 2004, with respect to the consolidated balance sheets of The Ultimate Software Group, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2003, and all related financial statement schedules, which report appears in the December 31, 2003, annual report on Form 10-K of The Ultimate Software Group, Inc.

/s/ KMPG LLP

KMPG LLP

Miami, Florida

March 25, 2004